Exhibit 99.1

WEYCO REPORTS SECOND QUARTER SALES AND EARNINGS

Milwaukee, Wisconsin---August 3, 2021---Weyco Group, Inc. (NASDAQ: WEYS) (the “Company”) today announced financial results for the quarter ended June 30, 2021.

Net sales for the second quarter of 2021 were $57.6 million compared to second quarter 2020 net sales of $16.6 million. Operating earnings were $4.5 million for the quarter compared to operating losses of $13.0 million in last year’s second quarter. Net earnings rose to $3.8 million, or $0.39 per diluted share, from net losses of $8.9 million, or $0.91 per diluted share, in the second quarter of 2020.

Last year’s second quarter results were significantly impacted by the COVID-19 pandemic, as most retailers, including the Company’s retail stores, were closed for a majority of the quarter. As such, comparisons of 2021 financial performance to 2020 may have limited utility. Therefore, selected comparisons to 2019 were included in this release as appropriate. Net sales for the three months ended June 30, 2021 rose to approximately 95% of second quarter 2019 sales levels, demonstrating a strong recovery to near pre-pandemic levels. The Company’s earnings also rebounded, exceeding second quarter 2019 levels.

North American Wholesale Segment

Net sales in the Company’s North American wholesale segment were $41.9 million for the quarter compared to $9.3 million in the second quarter of 2020, with sales up across all of the Company’s brands. Last year’s second quarter sales were down significantly due to COVID-related retail shutdowns.

Gross earnings for the wholesale segment were 32.4% of net sales in the second quarter of 2021, compared to 34.7% of net sales in last year’s second quarter. Selling and administrative expenses were $10.9 million for the quarter, compared to $13.4 million in last year’s second quarter, and $13.9 million in the second quarter of 2019. Second quarter 2021 expenses were reduced by approximately $1.8 million of income from U.S. and Canadian government wage subsidies. Second quarter 2020 expenses included the write-off of approximately $3.3 million in receivables as a result of the J.C. Penney bankruptcy filing, offset by $1.4 million of income from U.S. and Canadian government wage subsidies. Driven by higher sales volumes, wholesale operating earnings recovered to $2.7 million in the second quarter of 2021, from operating losses of $10.2 million in last year’s second quarter.

Business recovery continues in the Company’s wholesale segment, with wholesale sales for the three months ended June 30, 2021 rising to approximately 91% of second quarter 2019 levels. Demand for dress and dress-casual footwear accelerated during the quarter as consumers returned to offices and many social events resumed. Second quarter 2021 wholesale operating earnings exceeded comparative 2019 levels, due in part to government wage subsidies recognized during the period.

North American Retail Segment

Net sales in the Company’s North American retail segment were $6.2 million in the second quarter of 2021 compared to $3.6 million in the second quarter of 2020. Same store sales rose 73% for the quarter, due to a 43% increase in e-commerce sales and higher brick-and-mortar same store sales. Last year’s brick-and-mortar same store sales were down significantly due to temporary store closures as a result of the pandemic. There were four fewer brick-and-mortar stores operating at June 30, 2021, as compared to June 30, 2020. The Company currently has just four active U.S. brick-and-mortar locations.

The retail segment had operating earnings of $1.2 million for the quarter, compared to operating losses of $856,000 in last year’s second quarter. The improvement was due to resumption of sales at the Company’s active brick-and-mortar locations, higher operating earnings from the e-commerce businesses, and the benefit of closing unprofitable stores since last year.

Retail net sales for the three months ended June 30, 2021 surpassed second quarter 2019 levels by 15%. While most of this increase was driven by e-commerce growth, brick-and-mortar sales at the Company’s four remaining locations also exceeded their 2019 levels. Second quarter 2021 retail operating earnings outpaced the second quarter of 2019, due to the shedding of unprofitable stores last year and growth in the Company’s more profitable e-commerce businesses.

Other

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $9.5 million for the quarter, compared to $3.7 million in the second quarter of 2020. This increase was primarily at Florsheim Australia, with sales up in both its wholesale and retail businesses, as the retail environment continues to recover. Last year’s second quarter sales were down significantly as a result of COVID-related retail shutdowns.

Collectively, Florsheim Australia and Florsheim Europe had operating earnings of $718,000 for the quarter, compared to operating losses of $2.0 million in the second quarter of 2020. The improvement between periods was largely due to improved performance at Florsheim Australia. Last year’s losses included the write-down of approximately $1.0 million of obsolete inventory at Florsheim Asia Pacific, offset by $1.4 million of income from rent and wage subsidies.

Other net sales for the second quarter of 2021 exceeded second quarter 2019 levels by 5%, as the business environment in Australia improved in the quarter. However, recent outbreaks of COVID have resulted in additional lockdowns. Second quarter 2021 operating earnings from the Company’s other businesses also beat the comparative 2019 levels, due largely to improved performance at Florsheim Australia.

Consolidated other income totaled $189,000 for the quarter, compared to other expense of $252,000 in last year’s second quarter. Last year’s other expense included approximately $360,000 in losses on foreign exchange contracts entered into by Florsheim Australia.

Acquisition

On June 7, 2021, the Company acquired substantially all of the operating assets and certain liabilities of Forsake, Inc. (“Forsake”), a distributor of outdoor footwear, under the brand name “Forsake.” The principal assets acquired were inventory, accounts receivable, and intellectual property, including the Forsake brand name. The aggregate purchase price was approximately $2.6 million, plus contingent payments to be paid annually over a period of five years, depending on Forsake achieving certain performance measures. The Company’s estimate of the discounted fair value of the contingent payments is approximately $1.4 million in total. The transaction was funded with the Company’s available cash.

“We experienced a resurgence in sales during the quarter in all areas of our business following the disruption from COVID-19 last year,” stated Thomas W. Florsheim, Jr., Chairman and CEO. “Not only did sales return to near pre-pandemic levels, but earnings surpassed 2019 due largely to the strategic measures taken last year to cut costs and improve profitability. While the pandemic continues to impact our business to varying degrees, we are excited by these results and our improved trajectory. With regard to Forsake, we are looking forward to integrating a new outdoor casual footwear brand into our portfolio here at Weyco, and are excited about the growth potential of this brand, particularly through the e-commerce channel.”

On August 3, 2021, the Company’s Board of Directors declared a cash dividend of $0.24 per share to all shareholders of record on August 27, 2021, payable September 30, 2021.

Conference Call Details:

Weyco Group will host a conference call on August 4, 2021, at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: http://www.directeventreg.com/registration/event/6067510. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/kqqsrvgf. The conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in certain international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the continued impact on the Company’s business of the COVID-19 pandemic, and the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC. With respect to the COVID-19 pandemic, which continues to evolve in unpredictable ways due to virus mutations, changing guidelines from applicable health authorities, changing governmental policies and restrictions and uneven availability and public acceptance of infection mitigation and vaccine programs, numerous factors will determine the extent and length of the impact on the Company, including the extent and duration of the pandemic in the U.S. and abroad and its impact on the U.S. and global economy, actions taken by governments, such as stay-at-home and similar orders that, among other effects, require retail store closures or limit foot traffic; the financial health of the Company’s customers and business partners, including the effects of any bankruptcy proceedings by such parties; the performance/resiliency of the Company’s supply chain; and the health and welfare of the Company’s employees. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

John Wittkowske

Senior Vice President and Chief Financial Officer

414-908-1880

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands, except per share amounts)
Net sales	$57,564	$16,646	$104,464	$80,230
Cost of sales	34,894	9,155	62,489	49,562
Gross earnings	22,670	7,491	41,975	30,668

Selling and administrative expenses	18,128	20,504	35,799	42,340
Earnings (loss) from operations	4,542	(13,013)	6,176	(11,672)

Interest income	188	138	319	287
Interest expense	(74)	(2)	(81)	(53)
Other income (expense), net	189	(252)	327	155

Earnings (loss) before provision (benefit) for income taxes	4,845	(13,129)	6,741	(11,283)

Provision (benefit) for income taxes	1,025	(4,246)	1,596	(3,562)

Net earnings (loss)	$3,820	$(8,883)	$5,145	$(7,721)

Weighted average shares outstanding
Basic	9,654	9,745	9,667	9,763
Diluted	9,686	9,745	9,686	9,763

Earnings (loss) per share
Basic	$0.39	$(0.91)	$0.53	$(0.79)
Diluted	$0.39	$(0.91)	$0.53	$(0.79)

Cash dividends declared (per share)	$0.24	$0.24	$0.48	$0.48

Comprehensive income (loss)	$4,178	$(7,149)	$5,543	$(8,407)

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2021	2020
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$22,755	$32,476
Investment, at fair value	30,087	-
Marketable securities, at amortized cost	1,493	2,215
Accounts receivable, net	36,892	34,631
Income tax receivable	876	1,374
Inventories	33,571	59,025
Prepaid expenses and other current assets	4,431	4,610
Total current assets	130,105	134,331

Marketable securities, at amortized cost	10,912	12,800
Deferred income tax benefits	1,202	1,235
Property, plant and equipment, net	29,984	30,759
Operating lease right-of-use assets	8,698	9,613
Goodwill	12,219	11,112
Trademarks	34,768	32,868
Other assets	24,326	24,001
Total assets	$252,214	$256,719

LIABILITIES AND EQUITY:
Accounts payable	$4,936	$8,444
Operating lease liabilities	2,857	4,245
Accrued liabilities	11,294	11,656
Total current liabilities	19,087	24,345

Deferred income tax liabilities	2,899	2,914
Long-term pension liability	32,849	33,534
Operating lease liabilities	7,662	7,734
Other long-term liabilities	1,582	267
Total liabilities	64,079	68,794

Common stock	9,714	9,797
Capital in excess of par value	68,050	67,178
Reinvested earnings	137,978	138,955
Accumulated other comprehensive loss	(27,607)	(28,005)
Total equity	188,135	187,925
Total liabilities and equity	$252,214	$256,719

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2021	2020
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$5,145	$(7,721)
Adjustments to reconcile net earnings (loss) to net cash
provided by operating activities -
Depreciation	1,246	1,493
Amortization	115	151
Bad debt expense	48	3,615
Deferred income taxes	(112)	281
Net foreign currency transaction (gains) losses	(127)	3
Share-based compensation expense	872	701
Pension expense	-	230
Increase in cash surrender value of life insurance	(189)	(115)
Changes in operating assets and liabilities, net of effects from acquisition -
Accounts receivable	(2,203)	21,200
Inventories	26,240	5,248
Prepaid expenses and other assets	49	2,770
Accounts payable	(3,527)	(7,347)
Accrued liabilities and other	(955)	(3,802)
Accrued income taxes	501	(4,063)
Net cash provided by operating activities	27,103	12,644

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business	(2,612)	-
Proceeds from maturities of marketable securities	2,595	6,010
Purchases of investment securities	(30,087)	-
Life insurance premiums paid	(111)	(155)
Purchases of property, plant and equipment	(404)	(2,695)
Net cash (used for) provided by investing activities	(30,619)	3,160

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(4,602)	(7,033)
Shares purchased and retired	(1,535)	(1,304)
Proceeds from bank borrowings	-	11,883
Repayments of bank borrowings	-	(18,932)
Net cash used for financing activities	(6,137)	(15,386)

Effect of exchange rate changes on cash and cash equivalents	(68)	(43)

Net (decrease) increase in cash and cash equivalents	$(9,721)	$375

CASH AND CASH EQUIVALENTS at beginning of period	32,476	9,799

CASH AND CASH EQUIVALENTS at end of period	$22,755	$10,174

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$1,250	$572
Interest paid	$81	$53